EXHIBIT 15
To the Board of Directors and Shareholders
Aaron’s, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No.: 333-133913, Form S-3 Nos.: 333-88392 and 333-48985, and Form S-8 Nos.: 33-9206, 33-62538, 333-33363, 333-76026, 333-123426, 333-160357, and 333-160387) of Aaron’s, Inc. and Subsidiaries and in the related Prospectuses of our report dated November 5, 2009 relating to the unaudited condensed consolidated interim financial statements of Aaron’s, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2009.

/s/ Ernst & Young LLP
Atlanta, Georgia
November 5, 2009